Exhibit 99.1

Herbalife Ltd. Announces Record First Quarter Revenue and Raises FY’10 EPS Guidance

  First quarter adjusted EPS increased 44.1 percent to $0.98 compared to the prior year period.1
  Raises FY’10 EPS guidance range to a range of $3.80 to $3.90 on higher volume point and net sales growth.
  Company announces expansion of the current share repurchase authorization to $1 billion through 2014.

LOS ANGELES--(BUSINESS WIRE)--May 3, 2010--Herbalife Ltd. (NYSE:HLF) today reported first quarter net sales increased 18.6 percent to $618.6 million and local currency net sales increased 13.3 percent compared to the same period in 2009. The record revenue reflects volume point growth of 6.2 percent and an increase in Average Active Sales Leaders of 7.4 percent, both compared to the first quarter of 2009. First quarter adjusted net income was $61.5 million, or $0.98 in adjusted diluted earnings per share, reflecting an increase of 46.7 percent and 44.1 percent, respectively, compared to the same period in 2009. The 2010 first quarter adjusted results exclude a $9.7 million negative impact to net income, or $0.15 net charge to EPS due to the implementation of highly-inflationary accounting in Venezuela.

For the quarter ended March 31, 2010, the company reported net income of $51.9 million, or $0.83 per diluted share compared to $41.5 million or $0.67 per diluted share in the first quarter of 2009, primarily reflecting the contribution margin from higher volume combined with currency benefits and a lower effective tax rate partially offset by the impact of the implementation of highly-inflationary accounting in Venezuela noted above.

For the three months ended March 31, 2010, the company generated cash flow from operations of $87.4 million, paid dividends of $12.1 million, invested $11.6 million in capital expenditures and repurchased $28.0 million in common stock. The company’s net debt balance at the end of the first quarter was $82.1 million, reflecting an improvement of $17.4 million from December 31, 2009.

The first quarter operating margin of 10.3 percent was negatively impacted by 390 basis points from one-time items associated with the implementation of highly-inflationary accounting in Venezuela. Excluding this impact, adjusted operating income margin was 14.2 percent, a 210bps improvement from the prior year’s adjusted operating margin.

“Our Distributors ongoing success using daily consumption business models is fueling the company’s momentum and driving continued growth,” said Chairman and Chief Executive Officer Michael O. Johnson. “They are in the early innings of the global expansion of these business models, which have the potential to reach dramatically deeper into the marketplace and attract more consumers.”

++

Business Highlights2

For the quarter, volume points from emerging markets2 represented 50% of total company Volume Points. In terms of local currency net sales, emerging market countries increased 13.9 percent compared to the prior year period. This growth was driven by increases in India, China, Mexico, Brazil and Venezuela which were partially offset by a decline in Taiwan resulting from the one-time benefit in the first quarter of 2009 driven by the government stimulus coupon program.

Established markets experienced 12.8 percent local currency net sales growth in the quarter compared to the prior year period. The growth in established markets was driven by continued strength in Korea and the U.S.

During the first quarter the company hosted its South American Extravaganza in Quito, Ecuador and celebrated its 30th anniversary at its Leadership Summit in Orlando, Florida where we collectively hosted approximately 16,000 distributors.

First Quarter 2010 Regional Key Metrics3

	1Q'10			1Q'10
	Volume		1Q'10	Average Active
Region	Points	% Chg	Average Active	Sales Leaders
	(Mil)	(Y/Y)	Sales Leaders	% Chg (Y/Y)
North America	220.1	18.0%	45,831	13.8%
Asia Pacific	152.2	5.0%	31,903	18.9%
EMEA	119.5	(3.7%)	32,044	(0.2%)
Mexico	124.2	3.2%	34,481	3.9%
South & Central America	101.1	(1.5%)	27,217	2.0%
China	25.6	22.8%	5,318	5.7%
Worldwide	742.7	6.2%	169,715	7.4%

The North America region reported volume points of 220.1 million in the first quarter of 2010, reflecting an increase of 18.0 percent versus the same period of 2009. Volume point growth in the U.S., the largest country in the region, increased 18.7 percent compared to 2009, reflecting an increase in both the Latin market and General market of 21.3 percent and 14.3 percent respectively compared to the first quarter of 2009. For the quarter, Average Active Sales Leaders in the region increased 13.8 percent compared to the prior year period.

The Asia Pacific region reported volume points of 152.2 million in the first quarter of 2010, reflecting an increase of 5.0 percent over the same period of 2009 despite the negative impact of Taiwan, where volume points declined 28.2 percent as that country anniversaried the one-time favorable benefit of the government stimulus coupon program in the first quarter of 2009. Top countries in the region include Korea, with volume point growth of 70.1 percent and India where volume point growth was 51.9 percent, both compared to the same period in 2009. Average Active Sales Leaders in the quarter improved 18.9 percent compared to the same period in 2009.

The Europe, Middle East and Africa (EMEA) region reported volume points of 119.5 million in the first quarter of 2010, reflecting a decrease of 3.7 percent versus the same period in 2009. The top market in this region was Italy where volume points declined 2.7 percent compared to the same period in 2009. Average Active Sales Leaders in EMEA were essentially flat, declining 0.2 percent for the quarter compared to the prior year period.

The Mexico region reported volume points of 124.2 million in the first quarter of 2010, reflecting an increase of 3.2 percent versus the same period of 2009. Average Active Sales Leaders in Mexico increased 3.9 percent for the quarter. During the quarter the company expanded its fixed distribution locations by more than 300 through its ongoing distribution agreement with a Mexican store chain which we believe will improve distributor access to our products.

The South and Central America region reported volume points of 101.1 million in the first quarter of 2010, reflecting a decrease of 1.5 percent versus the same period of 2009. During the first quarter, the top markets in this region were Brazil, with volume point growth of 1.3 percent and Venezuela, with a volume point increase of 2.0 percent, both compared to the same period in 2009. Average Active Sales Leaders improved 2.0 percent for the quarter compared to 2009.

The China region reported volume points of 25.6 million in the first quarter of 2010, reflecting an increase of 22.8 percent over the same period of 2009. The company currently operates through 75 retail store locations in 30 provinces and is licensed for direct sales in 11 provinces. Average Active Sales Leaders increased 5.7 percent for the quarter compared to the same period in 2009.

Share Repurchase Program Update

The company’s Board of Directors today authorized a $700 million expansion to the existing $300 million share repurchase authorization program bringing the total amount of Herbalife stock which the company may repurchase up to $1 billion over a five year period expiring on December 31, 2014. The company has utilized approximately $100 million already, bringing the total remaining under the combined authorization to approximately $900 million.

John DeSimone, the company’s Chief Financial Officer, said, “We have a unique business model which continues to generate significant and consistent free cash flow. This additional authorization speaks to our Board’s belief that Herbalife shares remain under-appreciated and under-valued in the marketplace and the company’s commitment to utilize a meaningful portion of our excess free cash flow to return value to investors.” Since 2007, the company has returned $600 million to shareholders through the repurchase of 16 million shares.

Herbalife’s share repurchases, if any, may take place from time to time at management’s discretion based on market conditions, and shares may be purchased in open-market, privately negotiated or other transactions.

Updated 2010 Guidance

Based on current business trends, the company’s second quarter 2010 and fiscal 2010 guidance is provided below.

Effective January 1, 2010, Venezuela was designated as a highly inflationary economy. Our 2010 guidance excludes the impact of one-time items related to implementation of highly inflationary accounting for Venezuela which were recorded in the first quarter.

Second Quarter - The company’s second quarter 2010 diluted earnings per share guidance range is $0.89 to $0.92 on volume point growth of 8.0 percent to 9.0 percent and net sales growth of 12.0 percent to 13.0 percent compared to the same period in 2009, respectively, and an effective tax rate range of 30.5 percent to 31.5 percent. The company’s second quarter 2010 capital expenditures are expected to be in the range of $20 million to $25 million.

Fiscal 2010 - The company’s new full-year diluted earnings per share guidance is $3.80 to $3.904 on volume point growth of 6.5 percent to 7.5 percent and a net sales increase of 11.0 percent to 12.0 percent compared to 2009, respectively, along with an effective tax rate range of 30.0 to 31.0 percent4. Full-year 2010 capital expenditures are expected to be in the range of $65 million to $75 million.

First Quarter Earnings Conference Call

Herbalife's senior-management team will host an investor conference call to discuss the company’s first quarter 2010 financial results and provide an update on current business trends on Tuesday, May 4 at 8 a.m. PST (11 a.m. EST).

The dial-in number for this conference call for domestic callers is (877) 758-1051 and (706) 634-5671 for international callers (conference ID 51796805). Live audio of the conference call will be simultaneously webcast in the investor relations section of the company's Web site at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (800) 642-1687 for domestic callers or (706) 645-9291 for international callers (conference ID 51796805). The webcast of the teleconference will be archived and available on Herbalife's Web site.

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 73 countries through a network of approximately 2.1 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s Web site contains a significant amount of information about Herbalife, including financial and other information for investors at http://ir.Herbalife.com. The company encourages investors to visit its Web site from time to time, as information is updated and new information is posted.

Disclosure Regarding Forward-Looking Statements

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

• our relationship with, and our ability to influence the actions of, our distributors;

• adverse publicity associated with our products or network marketing organization;

• uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;

• our inability to obtain the necessary licenses to expand our direct selling business in China;

• adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;

• improper action by our employees or international distributors in violation of applicable law;

• changing consumer preferences and demands;

• loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;

• the competitive nature of our business;

• regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program including the direct selling market in which we operate;

• third party legal challenges to our network marketing program;

• risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, pricing and currency devaluation risks, especially in countries such as Venezuela;

• our dependence on increased penetration of existing markets;

• contractual limitations on our ability to expand our business;

• our reliance on our information technology infrastructure and outside manufacturers;

• the sufficiency of trademarks and other intellectual property rights;

• product concentration;

• our reliance on our management team;

• uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;

• changes in tax laws, treaties or regulations, or their interpretation;

• taxation relating to our distributors;

• product liability claims;

• any collateral impact resulting from the ongoing worldwide financial “crisis,” including the availability of liquidity to us, our customers and our suppliers or the willingness of our customers to purchase products in a recessionary economic environment; and

• whether we will purchase any of our shares in the open markets or otherwise.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

1 See Schedule B – “Reconciliation of Non-GAAP Financial Measures” for more detail.

2 Emerging markets are being defined as those countries which the World Bank categorizes as having “low” or “medium” GDP per capita.

3 Supplemental tables which may include additional business metrics can be found at http://www.ir.Herbalife.com.

4 FY’10 EPS guidance excludes the impact from the implementation of highly inflationary accounting in Venezuela.

RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	3/31/2010		3/31/2009

North America	$151,259		$123,076
Mexico	71,849		59,239
South and Central America	91,330		75,264
EMEA	130,824		123,312
Asia Pacific	141,013		113,944
China	32,358		26,848
Worldwide net sales	618,633		521,683
Cost of Sales	140,472	(1)	102,400
Gross Profit	478,161		419,283
Royalty Overrides	207,319		175,532
SGA	206,883	(1)	181,458
Operating Income	63,959		62,293
Interest Expense - net	1,953		1,712
Income before income taxes	62,006		60,581
Income Taxes	10,135	(1)	19,039
Net Income	51,871		41,542

Basic Shares	60,160		61,510
Diluted Shares	62,672		61,614

Basic EPS	$0.86		$0.68
Diluted EPS	$0.83		$0.67

Dividends declared per share	$0.20		$0.20

1 Includes impact of items related to adoption of highly inflationary accounting in Venezuela that are further discussed in Schedule B – “Reconciliation of Non-GAAP Financial Measures”.

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Mar 31,	Dec 31,
	2010	2009

ASSETS
Current Assets:
Cash & cash equivalents	$165,271	$150,801
Receivables, net	87,484	76,958
Inventories	146,440	145,962
Prepaid expenses and other current assets	107,810	101,181
Deferred income taxes	52,715	38,600
Total Current Assets	559,720	513,502

Property and equipment, net	172,702	178,009
Deferred compensation plan assets	17,489	17,410
Deferred financing cost, net	1,375	1,498
Marketing related intangibles and other and other intangible assets, net	311,189	311,782
Goodwill	102,549	102,543
Other assets	21,725	21,306
Total Assets	$1,186,749	$1,146,050

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$55,717	$37,330
Royalty Overrides	136,902	144,689
Accrued compensation	51,031	65,043
Accrued expenses	106,805	107,943
Current portion of long term debt	3,372	12,402
Advance sales deposits	48,429	22,261
Income taxes payable	42,407	40,298
Total Current Liabilities	444,663	429,966

Non-current liabilities
Long-term debt, net of current portion	244,008	237,931
Deferred compensation	17,673	16,629
Deferred income taxes	78,376	77,613
Other non-current liabilities	24,216	24,600
Total Liabilities	808,936	786,739

Contingencies

Shareholders' equity:
Common shares	120	120
Additional paid in capital	227,604	222,882
Accumulated other comprehensive loss	(26,508)	(23,396)
Retained earnings	176,597	159,705
Total Shareholders' Equity	377,813	359,311

Total Liabilities and Shareholders' Equity	$1,186,749	$1,146,050

Herbalife Ltd.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Quarter Ended
	3/31/2010	3/31/2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$51,871	$41,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,262	14,821
(Excess) Deficiency in tax benefits from share-based payment arrangements	(2,606)	963
Share-based compensation expenses	5,295	4,880
Amortization of discount and deferred financing costs	124	121
Deferred income taxes	(13,671)	586
Unrealized foreign exchange transaction (gain) loss	(2,608)	6,537
Foreign exchange loss from Venezuela's adoption of highly inflationary accounting rules	15,131	—
Other	1,078	919
Changes in operating assets and liabilities:
Receivables	(12,048)	(4,047)
Inventories	474	12,235
Prepaid expenses and other current assets	(4,357)	979
Other assets	(71)	750
Accounts payable	19,311	(9,566)
Royalty overrides	(7,081)	(1,035)
Accrued expenses and accrued compensation	(14,022)	(6,703)
Advance sales deposits	26,741	16,666
Income taxes payable	5,566	6,574
Deferred compensation plan liability	1,044	(206)
NET CASH PROVIDED BY OPERATING ACTIVITIES	87,433	86,016
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property	(11,623)	(14,073)
Proceeds from sale of property	3	—
Deferred compensation plan assets	(79)	612
NET CASH USED IN INVESTING ACTIVITIES	(11,699)	(13,461)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(12,065)	(12,300)
Borrowings from long-term debt	102,000	19,000
Principal payments on long-term debt	(104,951)	(25,487)
Share repurchases	(28,010)	—
Excess (Deficiency in) tax benefits from share-based payment arrangements	2,606	(963)
Proceeds from exercise of stock options and sale of stock under employee stock purchase plan	1,888	365
NET CASH USED IN FINANCING ACTIVITIES	(38,532)	(19,385)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(22,732)	(9,284)
NET CHANGE IN CASH AND CASH EQUIVALENTS	14,470	43,886
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	150,801	150,847
CASH AND CASH EQUIVALENTS, END OF PERIOD	165,271	194,733
CASH PAID DURING THE PERIOD
Interest paid	2,691	3,429
Income taxes paid, net	$13,430	$13,374
NON CASH ACTIVITIES
Assets acquired under capital leases and other long-term debt	$—	$280

Herbalife Ltd
Volume Points by Region
(Unaudited, In thousands)

	Three Months Ended March 31,
	2010	2009	% Change

North America	220,147	186,497	18.0%
Asia Pacific (excluding China)	152,200	144,998	5.0%
EMEA	119,534	124,096	(3.7%)
Mexico	124,231	120,390	3.2%
South & Central America	101,052	102,574	(1.5%)
China	25,586	20,832	22.8%
Worldwide	742,750	699,387	6.2%

SUPPLEMENTAL INFORMATION
SCHEDULE A: FINANCIAL GUIDANCE

2010 Guidance

For the Three Months Ending June 30, 2010 and Twelve Months Ending December 31, 2010

	Three Months Ending		Twelve Months Ending
	June 30, 2010		December 31, 2010
	Low	High	Low	High

Volume point growth vs 2009	8.0%	9.0%	6.5%	7.5%
Net sales growth vs 2009	12.0%	13.0%	11.0%	12.0%
EPS [1]	$0.89	$0.92	$3.80	$3.90
Cap Ex ($ millions)	$20.0	$25.0	$65.0	$75.0
Effective Tax Rate	30.5%	31.5%	30.0%	31.0%

1 FY’10 EPS guidance excludes the impact from the implementation of highly inflationary accounting in Venezuela.

SCHEDULE B: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited), (Dollars in Thousands, Except Per Share Data)

In addition to its reported results, the Company has included in the tables below adjusted results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results.

The following is a reconciliation of net income and diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

Herbalife Ltd.
Supplemental Schedule
Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Quarter Ended 3/31/2010
	Reported	Venezuela		Adjusted
	(GAAP)	Items		(Non-GAAP)
Net Sales	618,633			618,633
Cost of Sales	140,472	(12,715)	(1)	127,757
Gross Profit	478,161	12,715		490,876
Royalty Overrides	207,319			207,319
SGA	206,883	(11,390)	(2)	195,493
Operating Income	63,959	24,105		88,064
Interest Expense - net	1,953			1,953
Income before income taxes	62,006	24,105		86,111
Income Taxes	10,135	14,452	(3)	24,587
Net Income	51,871	9,653		61,524

Diluted EPS	$0.83	$0.15		$0.98

1 Incremental U.S. dollar costs of 2009 imports which were recorded at the unfavorable parallel market exchange rate and were not devalued based on 2010 exchange rates but rather recorded at their historical dollar costs as products were sold

2 Includes $15,131 foreign exchange loss related to remeasurement of Venezuela's monetary assets and liabilities resulting from adoption of highly inflationary accounting and $3,741 foreign exchange gain resulting from receipt of U.S. dollar approved by CADIVI at the official exchange rate relating to 2009 product importations which were previously registered with CADIVI

3 Favorable income taxes related to Venezuela becoming highly inflationary economy

Herbalife Ltd.
Supplemental Schedule
Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Quarter Ended 3/31/2009
	Reported	Restructuring	Adjusted
	(GAAP)	Charge	(Non-GAAP)
Net Sales	521,683		521,683
Cost of Sales	102,400		102,400
Gross Profit	419,283		419,283
Royalty Overrides	175,532		175,532
SGA	181,458	(590)	180,868
Operating Income	62,293	590	62,883
Interest Expense - net	1,712		1,712
Income before income taxes	60,581	590	61,171
Income Taxes	19,039	185	19,224
Net Income	41,542	405	41,947

Diluted EPS	$0.67	$0.01	$0.68

The following is a reconciliation of total long-term debt to net debt:

	3/31/2010	12/31/2009

Total long-term debt (current and long-term portion)	$247,380	$250,333
Less: Cash and cash equivalents	165,271	150,801
Net debt	$82,109	$99,532

CONTACT:
Herbalife Ltd.
Media Contact:
Barbara Henderson
SVP, Worldwide Corp. Comm.
(213) 745-0517
or
Investor Contact:
Amy Greene
VP, Investor Relations
(213) 745-0474